Exhibit 99.(e)(13)

DEED OF AMENDEMENT

to

THE GF NON-EXECUTIVE SHARE PLAN

DEED OF AMENDMENT

to

THE GF NON EXECUTIVE SHARE PLAN
(“plan”)

1.	INTRODUCTION

1.1	On 31 October 2000, the plan was adopted by the shareholders of the company in general meeting.

1.2	Clause 10 of the plan provides, inter alia, that it shall be competent for Exco to amend the provisions of the plan, provided that the sanction of the company in general meeting and the JSE is required in certain special instances.

1.3	Exco has agreed to amend the plan in the manner set out below.

1.4	It is recorded that:

1.4.1	this amendment has, or will shortly, be approved by the JSE Securities Exchange; and

1.4.2	in terms of clause 10.2.1 of the plan, this amendment also requires the sanction of the company in general meeting as it affects the eligibility of participants under the plan.

2.	AMENDMENT

Clause 1.1.6 the plan is hereby amended by substituting each reference therein to the “Chairman” with a reference to the “Chief Executive Officer”. As such, clause 1.1.6 will be amended to read as follows:

“ “Exco” — the Non-Executive Directors Remuneration Committee comprising the Chief Executive Officer of the company and two other nominees appointed by the Chief Executive Officer from time to time, to administer the plan.”

3.	OPERATION OF THE AMENDMENT

The amendment to the plan contained in 2 shall apply with effect from the date on which this amendment is approved by the shareholders of the company in general meeting.

4.	GENERAL

4.1	Unless the context clearly indicates a contrary intention, words and expressions in the plan shall bear the same meanings in this deed of amendment.

4.2	Save for the amendment in 2, the provisions of the plan shall remain unaltered and in full force and effect.

4.3	If there is any conflict between the provisions of the plan and this deed of amendment the provisions of this amendment shall prevail.

This amendment to the GF Non-Executive Share Plan was agreed to at a meeting of the company held at Johannesburg on ________________ 2002.

______________________________________
CHAIRMAN